As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-181102

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Campus Communities, Inc.	Maryland	76-0753089
(American Campus Communities LLC as successor by merger to American Campus Communities, Inc.)
American Campus Communities Operating Partnership LP	Maryland	56-2473181
(Exact Name of Registrant as Specified in Its Charter)	(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William C. Bayless, Jr.

Chief Executive Officer

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

American Campus Communities, Inc.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

American Campus Communities Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-181102) (the “Registration Statement”) of American Campus Communities, Inc., a Maryland corporation (the “Company”) and American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Partnership”), which was filed with the Securities and Exchange Commission on May 2, 2012.

On August 9, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2022, among the Company, the Partnership, Abacus Parent LLC, a Delaware limited liability company, Abacus Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), and Abacus Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”), (i) Merger Sub II merged with and into the Partnership, with the Partnership surviving (the “Partnership Merger”), and (ii) the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (together with the Partnership Merger, the “Mergers”), under the name “American Campus Communities LLC”.

As a result of the Mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company and the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, and the Partnership hereby remove from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 2022.

American Campus Communities LLC
(as successor by merger to American Campus Communities, Inc.)

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Vice President

American Campus Communities Operating Partnership LP

By:	American Campus Communities Holdings LLC, its general partner

By:	/s/ Daniel B. Perry
Name: Daniel B. Perry
Title: Vice President